Exhibit 10.10

TRANSPORTATION SERVICES AGREEMENT

THIS TRANSPORTATION SERVICES AGREEMENT (this “Agreement”) is dated as of October 31, 2012, by and between Ohio River Pipe Line LLC, a Delaware limited liability company (“ORPL”), and Marathon Petroleum Company LP, a Delaware limited partnership (“MPC”), both referred to jointly as the “Parties” and each individually as a “Party”.

WITNESSETH

WHEREAS, MPC desires to move Product on the Pipeline System;

WHEREAS, ORPL intends to provide transportation services with respect to Product owned by MPC on the Pipeline System, subject to the terms and conditions of this Agreement;

WHEREAS, ORPL desires to transport Product for MPC on the Pipeline System, subject to the terms and conditions of this Agreement; and

WHEREAS, ORPL has requested that MPC agree that certain minimum volumes of Product will be tendered through the Pipeline System.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth hereinafter, MPC and ORPL agree as follows:

1.	Definitions

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Barrel” means forty-two (42) U.S. gallons measured at sixty (60) degrees Fahrenheit.

“Binding Nominated Volume” means the binding nominations of MPC determined pursuant to the Tariffs.

“Business Days” means a Day, other than Saturday or Sunday, when banks are open for business in New York, New York.

“Canton to East Sparta Pipeline Segment” means the Product pipeline system owned or leased by ORPL with an origination point located in Canton, Ohio and a destination point located in East Sparta, Ohio and the reverse with an origination point located in East Sparta, Ohio and a destination point located in Canton, Ohio, including any existing and future injection and truck unloading points on such pipeline system.

“Capacity Restoration” has the meaning set forth in Section 5.4.

“Columbus to Dayton Pipeline Segment” means the Product pipeline system owned or leased by ORPL with an origination point located in Columbus, Ohio and a destination point located in Dayton, Ohio, including any existing and future injection and truck unloading points on such pipeline system.

“Columbus to Heath Pipeline Segment” means the Product pipeline owned or leased by ORPL with an origination point located in Columbus, Ohio and a destination point located in Heath, Ohio and the reverse with an origination point located in Heath, Ohio and a destination point located in Columbus, Ohio, including any existing and future injection and truck unloading points on such pipeline system.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (a) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (b) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (c) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Credit Period” has the meaning set forth in Section 3.6.

“Day” means a period of twenty-four (24) consecutive hours commencing 12:00 a.m. Central Standard Time, or such other period upon which the Parties may agree.

“Deficiency Volume” has the meaning set forth in Section 3.5.

“Deliveries” means the volume of Product delivered through the Pipeline System.

“East Sparta and Midland to West Point Pipeline Segment” means the Product pipeline system owned or leased by ORPL with origination points located in East Sparta, Ohio and Midland, Pennsylvania and a destination point located in West Point, Ohio, including any existing and future injection and truck unloading points on such pipeline system.

“East Sparta to Heath Pipeline Segment” means the Product pipeline system owned or leased by ORPL with an origination point located in East Sparta, Ohio and a destination point located in Heath, Ohio and the reverse with an origination point located in Heath, Ohio and a destination point located in East Sparta, Ohio, including any existing and future injection and truck unloading points on such pipeline system.

“East Sparta to Midland Pipeline Segment” means the Product pipeline system owned or leased by ORPL with an origination point located in East Sparta, Ohio and a destination point located in Midland, Pennsylvania and the reverse with an origination point located in Midland, Pennsylvania and a destination point located in East Sparta, Ohio, including any existing and future injection and truck unloading points on such pipeline system.

“Effective Date” has the meaning set forth in Section 2.1.

“Extension Period” has the meaning set forth in Section 2.2.

“FERC” means the Federal Energy Regulatory Commission or any successor governmental agency having jurisdiction over the regulation of common carrier pipelines currently governed by the FERC.

“First Offer Period” has the meaning set forth in Section 13.5.

“Force Majeure” means acts of God, fires, floods, storms; compliance with orders of courts or Governmental Authorities; explosions, wars, terrorist acts, riots, strikes, lockouts or other industrial disturbances; accidental disruption of service; breakdown of machinery, storage tanks or pipelines and inability to obtain or unavoidable delays in obtaining material or equipment; and similar events or circumstances that prevent a Party’s ability to perform its obligations under this Agreement, so long as such events or circumstances are beyond the Party’s reasonable control and could not have been prevented by the Party’s due diligence; provided, however, that a Party’s failure to pay any amounts due hereunder shall not constitute a Force Majeure event.

“Force Majeure Notice” has the meaning set forth in Section 4.1.

“Force Majeure Period” has the meaning set forth in Section 4.1.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Heath to Findlay Pipeline Segment” means the Product pipeline system owned or leased by ORPL with an origination point located in Heath, Ohio and a destination point located in Findlay, Ohio and the reverse with an origination point located in Findlay, Ohio and a destination point located in Heath, Ohio, including any existing and future injection and truck unloading points on such pipeline system.

“Initial Term” has the meaning set forth in Section 2.2.

“Kenova to Columbus Pipeline Segment” means the Product pipeline system owned or leased by ORPL with an origination point located in Kenova, West Virginia and a destination point located in Columbus, Ohio, including any existing and future injection and truck unloading points on such pipeline system.

“MPC Deliveries” means the volume of Product that MPC as the shipper of record delivered through the Pipeline System.

“MPC Termination Notice” has the meaning set forth in Section 4.2.

“Minimum Capacity” has the meaning set forth in Section 3.3.

“Monthly Commitment” has the meaning set forth in Section 3.6.

“Nominated Volume” means, with respect to any period, the volume of Product nominated in such period by MPC pursuant to the Tariffs.

“Notice Period” has the meaning set forth in Section 7.1.

“Operational Modification” has the meaning set forth in Section 6.

“Partnership Change of Control” means Marathon Petroleum Corporation ceases to Control the general partner of MPLX LP.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Pipeline Segment” means the Kenova to Columbus Pipeline Segment, Columbus to Dayton Pipeline Segment, Columbus to Heath Pipeline Segment, Heath to Findlay Pipeline Segment, Canton to East Sparta Pipeline Segment, East Sparta to Heath Pipeline Segment, East Sparta to Midland Pipeline Segment or East Sparta and Midland to West Point Pipeline Segment, as applicable.

“Pipeline System” means the Kenova to Columbus Pipeline Segment, Columbus to Dayton Pipeline Segment, Columbus to Heath Pipeline Segment, Heath to Findlay Pipeline Segment, Canton to East Sparta Pipeline Segment, East Sparta to Heath Pipeline Segment, East Sparta to Midland Pipeline Segment and East Sparta and Midland to West Point Pipeline Segment, collectively.

“Prepaid Transportation Credits” has the meaning set forth in Section 3.6.

“Product” has the meaning set forth in the Tariffs.

“Quarter” means the consecutive three (3) calendar month periods, or portion thereof, commencing January 1, April 1, July 1 and October 1 of each year during the Term hereof.

“Quarterly Deficiency Payment” has the meaning set forth in Section 3.6.

“Quarterly Throughput Commitment” means, with respect of a Quarter, a volume of Product equal to (a) (i) 48,000 Barrels per Day on the Kenova to Columbus Pipeline Segment, (ii) 10,000 Barrels per Day on the Columbus to Dayton Pipeline Segment, (iii) 6,000 Barrels per Day on the Columbus to Heath Pipeline Segment, (iv) 4,000 Barrels per Day on the Heath to Findlay Pipeline Segment, (v) 32,000 Barrels per Day on the Canton to East Sparta Pipeline Segment, (vi) 8,000 Barrels per Day on the East Sparta to Heath Pipeline Segment, (vii) 13,000 Barrels per Day on the East Sparta to Midland Pipeline Segment, and (viii) 7,000 Barrels per Day on the East Sparta and Midland to West Point multiplied by (b) the number of Days in such Quarter. The Quarterly Throughput Commitment will be reduced proportionately for any partial Quarter during the Term.

“Representatives” has the meaning set forth in Section 10.1.

“Suspension Notice” has the meaning set forth in Section 7.1.

“Tariffs” mean ORPL’s FERC Nos. 76.3.0 and 77.2.0 tariffs and the rules and regulations of ORPL’s FERC No. 75.0.0, including supplements thereto and reissues thereof, under which Product is transported through the Pipeline System.

“Tariff Rates” means the rates set forth in the Tariffs for transportation of Product on the Pipeline System, excluding any loading, handling, transfer and other special charges.

“Term” has the meaning set forth in Section 2.2.

“Termination Notice” has the meaning set forth in Section 4.1.

“Transportation Right of First Refusal” has the meaning set forth in Section 13.5.

“Weighted Average Tariff Rate” means, with respect to a Pipeline Segment, the average Tariff Rates actually incurred by MPC during any Quarter for transportation of all MPC Deliveries on such Pipeline Segment for such Quarter.

2.	Effective Date and Term

2.1	MPC’s obligations, as described in this Agreement, shall commence on October 31, 2012 (the “Effective Date”).

2.2	This Agreement shall be effective for a time period commencing on the Effective Date and shall continue through December 31, 2022 (the “Initial Term”). This Agreement will automatically renew for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) unless either Party provides the other Party with written notice of its intent to terminate this Agreement at least six (6) months prior to the end of the Initial Term or the then-current Extension Period. The Initial Term and all Extension Periods, if any, shall be referred to in this Agreement collectively as the “Term”.

3.	Tariff Rates and Commitments

3.1	During the Term, MPC shall ship on each Pipeline Segment each Quarter an aggregate volume of Product equal to its applicable Quarterly Throughput Commitment for such Quarter or, in the event it fails to do so, shall remit to ORPL the Quarterly Deficiency Payment pursuant to Section 3.5. All volumes shipped by MPC on the Pipeline Segments will be subject to the Tariffs, as may be amended from time to time in accordance with FERC methodologies and as provided herein.

3.2	MPC shall be deemed to have shipped its Quarterly Throughput Commitment on the applicable Pipeline Segment if the average quantity of Product that MPC ships on such Pipeline Segment in any Quarter under the Tariffs equals at least the Quarterly Throughput Commitment applicable to such Pipeline Segment for such Quarter.

3.3

Except during a Force Majeure event or a temporary shutdown of the applicable Pipeline Segment for pipeline testing, maintenance or repair, ORPL agrees to maintain and operate each Pipeline Segment so that the actual operating capacity of such Pipeline Segment that is available for shipment of Product equals or exceeds 68,000 Barrels per Day on the Kenova to Columbus Pipeline Segment,

20,000 Barrels per Day on the Heath to Findlay Pipeline Segment, 32,000 Barrels per Day on line 1 of the Canton to East Sparta Pipeline Segment, 42,000 Barrels per Day on line 2 of the Canton to East Sparta Pipeline Segment, 31,000 Barrels per Day on the East Sparta to Heath Pipeline Segment, 29,000 Barrels per Day on the East Sparta to Midland Pipeline Segment, and 20,000 Barrels per Day on the Columbus to Dayton Pipeline Segment (collectively, the “Minimum Capacity”), and ORPL may transport volumes in excess of any volumes shipped by MPC to the extent there is available capacity on such Pipeline Segment.

3.4	As soon as practical following the Effective Date, ORPL will file amended Tariffs to provide for a reduction in the Tariff Rates to $0.25 per Barrel on each Pipeline Segment, unless the current Tariff Rate on such Pipeline Segment is less than $0.25 per Barrel, if MPC exceeds the Quarterly Throughput Commitment for any such Pipeline Segment for such Quarter. MPC agrees to pay ORPL monthly: (a) the Tariff Rates in effect for all MPC Deliveries transported by ORPL on the Pipeline System during such month; and (b) any loading, handling, transfer and other charges incurred with respect to such MPC Deliveries for such month in accordance with the provisions as set forth in the Tariffs (or any other tariffs that may be applicable to such MPC Deliveries). Such monthly payments will be paid by MPC to ORPL within fifteen (15) Days of the invoice date.

3.5	Subject to the provisions of Section 4, if the aggregate volumes of Product shipped by MPC on any Pipeline Segment during any Quarter are less than the applicable Quarterly Throughput Commitment for such Pipeline Segment for such Quarter then, in addition to paying any amounts incurred by MPC pursuant to Section 3.4 with respect to the MPC Deliveries for such Quarter, MPC shall also pay ORPL a deficiency payment (the “Quarterly Deficiency Payment”) equal to the product of:

(a)	the difference between the applicable Quarterly Throughput Commitment for such Pipeline Segment for such Quarter and the aggregate volume of MPC Deliveries on such Pipeline Segment for such Quarter (the “Deficiency Volume”); and

(b)	the applicable Weighted Average Tariff Rate for such Pipeline Segment for such Quarter.

Quarterly Deficiency Payments, if any, shall be paid by MPC to ORPL either ten (10) Days following MPC’s receipt of the applicable invoice from ORPL or the last Day of the month following the end of the applicable Quarter, whichever is later.

3.6

The dollar amount of any Quarterly Deficiency Payments paid by MPC shall constitute prepayment for transportation of Product by MPC on the applicable Pipeline Segment and will be posted as a credit (“Prepaid Transportation

Credits”) to MPC’s account. If, during any Quarter during the Term, MPC Deliveries on a Pipeline Segment exceed the applicable Quarterly Throughput Commitment on such Pipeline Segment for such Quarter, MPC shall be permitted to apply Prepaid Transportation Credits against any amounts due from MPC and payable to ORPL with respect to the transportation of any volumes on such Pipeline Segment in excess of the Quarterly Throughput Commitment on such Pipeline Segment for such Quarter. Any Prepaid Transportation Credits that are not used by MPC during the four (4) Quarters immediately following the Quarter for which said Prepaid Transportation Credits were posted to MPC’s account (the “Credit Period”) will expire. If, during any such four (4) Quarter period the Nominated Volume on such Pipeline Segment for any month equals or exceeds the applicable portion of the Quarterly Throughput Commitment for such Pipeline Segment for such month (the “Monthly Commitment”), but MPC is prevented from shipping volumes in excess of the Monthly Commitment during such month because of a lack of available capacity on such Pipeline Segment, either because (a) the Pipeline Segment is in allocation, (b) the Pipeline Segment is undergoing testing, maintenance or repair, or (c) a Force Majeure has occurred that prevents ORPL from transporting MPC volumes on such Pipeline Segment in excess of the Monthly Commitment, then the Credit Period shall be extended by an equivalent time period for which MPC has been prevented from shipping volumes on such Pipeline Segment in excess of the Monthly Commitment. For the purposes of this Section 3.6, during the Term, if any Pipeline Segment is in allocation for any portion of a month, such Pipeline Segment will be considered to be in allocation for the entirety of such month.

3.7	Notwithstanding anything in Section 3.6 to the contrary, upon the expiration or termination of this Agreement for any reason, to the extent that MPC, at the time of such expiration or termination, holds any unused Prepaid Transportation Credits, MPC shall be permitted to apply such Prepaid Transportation Credits against any amounts incurred by MPC and payable to ORPL with respect to any MPC Deliveries on the applicable Pipeline Segment until the expiration of the applicable Credit Period with respect to such Prepaid Transportation Credits. This Section 3.7 shall survive the expiration or termination of this Agreement.

3.8	If, during any month, the Nominated Volume on a Pipeline Segment averages at least the applicable Monthly Commitment for such Pipeline Segment for such month, but the Binding Nominated Volume for such Pipeline Segment for such month is less than the applicable Monthly Commitment for such Pipeline Segment for such month due to the Pipeline Segment being in allocation as provided in the Tariff, then MPC shall be deemed to have shipped the applicable Monthly Commitment on such Pipeline Segment for such month.

3.9

If, during any month, the Nominated Volume on a Pipeline Segment averages at least the applicable Monthly Commitment for such Pipeline Segment for such month, and MPC is prevented from shipping the applicable Monthly Commitment for such Pipeline Segment solely because the available throughput or storage capacity of such Pipeline Segment falls below the applicable Minimum Capacity, then MPC shall be deemed to have shipped the applicable Monthly Commitment for such Pipeline Segment for such month.

3.10	If, during any month, the Nominated Volume on a Pipeline Segment averages less than the applicable Monthly Commitment for such Pipeline Segment for such month, and MPC is prevented from shipping its applicable Binding Nominated Volume for such Pipeline Segment solely because such Pipeline Segment is in allocation as provided in the Tariffs, then MPC shall be deemed to have shipped its applicable Binding Nominated Volume for such Pipeline Segment for such month.

3.11

No later than the 20th Day of the month following each Quarter, ORPL shall provide to MPC a spreadsheet, substantially in the form of Exhibit “A” attached hereto and made a part hereof, showing MPC’s total throughput on the Pipeline System and any Quarterly Deficiency Payments paid by MPC for such Quarter, as well as any Prepaid Transportation Credits in MPC’s account.

3.12	ORPL may file to amend the Tariff Rates based on the FERC inflationary index for interstate pipelines. If the FERC terminates its indexing methodology and does not adopt a new methodology, the Parties will negotiate in good faith to determine any adjustment of the Tariff Rates.

3.13	MPC shall reimburse ORPL for, or ORPL shall be permitted to file Tariff Rates increases for, each of the following:

(a)	any costs incurred by ORPL in complying with any new Applicable Laws that affect the services provided to MPC under this Agreement, provided that (i) compliance by ORPL with any such new Applicable Law requires substantial and unanticipated capital expenditures by ORPL, (ii) ORPL has made efforts to mitigate the effect of such Applicable Laws, and (iii) MPC will only be charged its proportionate share of any such costs based on its shipments on the Pipeline Segment. MPC and ORPL will negotiate in good faith to agree on the level of the increased Tariff Rates, which will be sufficient to allow ORPL to recover its cost of service consistent with established FERC ratemaking principles;

(b)	all taxes (other than income taxes, gross receipt taxes, ad valorem taxes, property taxes and similar taxes) incurred by ORPL incurs on MPC’s behalf with respect to the services provided under this Agreement, to the extent such reimbursement is not prohibited by Applicable Law; and

(c)	the actual costs of any capital expenditures ORPL agrees to make at MPC’s request.

3.14	MPC and its duly authorized representatives may, at MPC’s option and at its sole expense at all reasonable times, but not more often than once in any calendar year, audit the books and records of ORPL with respect to the Quarterly Deficiency Payments and any amounts payable by MPC hereunder. Any audit of a particular calendar year must commence during the two-year period (or such longer period as the Parties may agree) following the end of such year.

3.15	During the Term hereof, ORPL shall maintain the Tariffs for transportation of Product through the Pipeline System and, except as expressly provided herein, ORPL shall not make material changes to the Tariffs without MPC’s consent, which shall not be unreasonably withheld. MPC’s withholding its consent shall not be considered unreasonable if the proposed Tariff change would materially restrict or limit MPC’s ability to ship the Quarterly Throughput Commitment on terms (other than tariff rates) consistent with those set forth in this Agreement or would otherwise negatively alter or abridge MPC’s rights (other than with respect to tariff rates) as stated in this Agreement.

3.16	Notwithstanding Section 3.13, ORPL may change the Tariffs as may be reasonably required in response to changes in Applicable Laws. However, before filing any such Tariff changes with the applicable Governmental Authority, ORPL shall transmit a copy of the proposed Tariff change to MPC and afford MPC a reasonable period of time to submit comments to ORPL as to whether the Tariff change is acceptable and in accordance with the provisions of this Agreement. ORPL shall take into account MPC’s comments in any Tariff that it subsequently files with the applicable Governmental Authority.

4.	Force Majeure

4.1

As soon as possible following the occurrence of a Force Majeure event, ORPL shall provide MPC with written notice of the occurrence of such Force Majeure event (a “Force Majeure Notice”). ORPL shall identify the full particulars and the approximate length of time that ORPL reasonably believes in good faith such Force Majeure event shall continue (the “Force Majeure Period”). If ORPL advises in any Force Majeure Notice that it reasonably believes in good faith that the Force Majeure Period shall continue for more than twelve (12) consecutive months, then, subject to Section 5 below, at any time after ORPL delivers such Force Majeure Notice, either Party may terminate this Agreement, but only upon delivery to the other Party of a notice (a “Termination Notice”) at least twelve (12) months prior to the expiration of the Force Majeure Period; provided, however, that such Termination Notice shall be deemed canceled and of no effect if the Force Majeure Period ends prior to the expiration of such twelve (12) month period. For the avoidance of doubt, neither Party may exercise its right under this

Section 4.1 to terminate this Agreement as a result of a Force Majeure event with respect to any machinery, storage tanks, lines of pipe or other equipment that has been unaffected by, or has been restored to working order since, the applicable Force Majeure event, including pursuant to a restoration under Section 5.4.

4.2	Notwithstanding the foregoing, if MPC delivers a Termination Notice to ORPL (the “MPC Termination Notice”) and, within thirty (30) Days after receiving such MPC Termination Notice, ORPL notifies MPC that ORPL reasonably believes in good faith that it shall be capable of fully performing its obligations under this Agreement within a reasonable period of time, then the MPC Termination Notice shall be deemed revoked and the applicable portion of this Agreement shall continue in full force and effect as if such MPC Termination Notice had never been given.

4.3	Subject to Section 5 below, ORPL’s obligations to transport the applicable Minimum Capacity on a Pipeline Segment may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event that prevents ORPL from transporting the applicable Minimum Capacity on such Pipeline Segment. If ORPL is unable to transport such Minimum Capacity due to a Force Majeure event, then MPC’s obligation to ship the applicable Quarterly Throughput Commitment on the applicable Pipeline Segment and pay the applicable Quarterly Deficiency Payment shall be reduced to the extent that ORPL is prevented from transporting the full applicable Quarterly Throughput Commitment. At such time as ORPL is capable of transporting volumes equal to the full applicable Quarterly Throughput Commitment on such Pipeline Segment, MPC’s obligation to ship the full applicable Quarterly Throughput Commitment shall be restored.

4.4	If MPC experiences a Force Majeure event at its Catlettsburg, Kentucky refinery and/or its Canton, Ohio refinery, MPC shall provide ORPL with written notice of the occurrence of such Force Majeure event. MPC shall identify the full particulars and approximate length of time that MPC reasonably believes in good faith such Force Majeure event shall continue. If the Force Majeure event reduces the applicable MPC refinery’s crude petroleum throughput capacity by at least 50% for a period of thirty (30) Days or more, then MPC’s Quarterly Throughput Commitment for each Pipeline Segment will be reduced by 50%, regardless of the actual reduction in such refinery’s crude petroleum throughput capacity, for the duration of such reduction in throughput capacity.

5.	Capabilities of the Pipeline System

5.1

ORPL shall use reasonable commercial efforts to minimize the disruption of service on the Pipeline System and any Pipeline Segment. ORPL shall promptly inform MPC of any anticipated partial or complete disruption of service on the Pipeline System and any Pipeline Segment that is reasonably expected to extend for more than twenty-four (24) hours, including relevant information about the nature, extent, cause and expected duration of the disruption and the actions ORPL is taking to resume full operations, provided that ORPL shall not have any liability for any failure to notify, or delay in notifying, MPC of any such matters except to the extent MPC has been materially prejudiced or damaged by such failure or delay. ORPL will provide MPC with at least ninety (90) Days’ notice of any planned maintenance or repair activity on any Pipeline Segment that will significantly reduce the Minimum Capacity.

5.2	Subject to Force Majeure, disruptions for routine testing, repair and maintenance consistent with Product pipeline industry standards, scheduling requirements as set forth in the Tariffs, and any requirements of Applicable Law, ORPL shall accept for shipment on the Pipeline System in accordance with Product pipeline industry standards all Product that meets the quality specifications of the Tariffs. Further, ORPL shall maintain and repair all portions of the Pipeline System in accordance with pipeline industry standards and in a manner which allows each Pipeline Segment to be capable, subject to Force Majeure or temporary shutdown for pipeline testing, repair and maintenance, of shipping, storing and delivering volumes of Product that are no less than the Minimum Capacity.

5.3	If, for any reason, including without limitation a Force Majeure event, the throughput or storage capacity of any Pipeline Segment falls below the Minimum Capacity, then (a) during such period of reduced throughput or storage MPC’s obligation to ship the applicable Quarterly Throughput Commitment for such Pipeline Segment shall be reduced as described in Section 4.3 above and (b) within a reasonable period of time after the commencement of such reduction, ORPL shall make repairs to and/or replace the affected portion of such Pipeline Segment to restore the capacity of such Pipeline Segment to the Minimum Capacity. Except as provided below in Section 5.4 and Section 5.5, all such restoration shall be at ORPL’s cost and expense unless the damage creating the need for such repairs was caused by the negligence or willful misconduct of MPC, its employees, agents or customers.

5.4

If, for any reason, ORPL fails to maintain at least the Minimum Capacity of the Pipeline Segments for a period of thirty (30) consecutive Days, except during a Force Majeure event or temporary shutdown for pipeline testing, repair or maintenance, either Party shall have the right to call a meeting between executives of both Parties by providing at least two (2) Business Days’ prior written notice. Any such meeting shall be held at a mutually agreeable location and will be attended by executives of both Parties having sufficient authority to commit his or her respective Party to a Capacity Restoration (hereinafter defined). At the meeting, the Parties will negotiate in good faith with the objective of reaching a joint resolution for the restoration of capacity on such Pipeline Segment which will, among other things, specify steps to be taken by ORPL to fully accomplish such restoration and the deadlines by which such restoration must be completed (the “Capacity Restoration”). Any such Capacity Restoration agreed to shall set forth an agreed upon time schedule for such restoration. Such time schedule shall be reasonable under the circumstances, consistent with customary pipeline transportation industry standards and shall take into consideration ORPL’s economic considerations relating to costs of the repairs and MPC’s requirements concerning its operations. Subject to the remainder of this Section 5.4 and to Section 5.5, MPC shall bear the entire cost of any Capacity Restoration. In the event MPC’s economic considerations justify incurring additional costs to restore such Pipeline Segment in a more expedited manner than the time schedule determined in accordance with the preceding sentence, MPC may require ORPL to expedite the restoration to the extent commercially reasonable, subject to MPC’s payment, in advance, of the estimated incremental costs to be incurred by ORPL as a result of such expedited time schedule. In the event the Parties agree to an expedited restoration plan wherein MPC agrees to fund a portion of the restoration cost, then neither Party shall have the right to terminate this Agreement pursuant to Section 4.1 above so long as such restoration is being conducted with due diligence, and MPC shall pay such portion of the restoration cost to ORPL in advance based on an estimate conforming to applicable Product pipeline industry standards. Upon completion of the restoration, MPC shall pay the difference between the actual portion of restoration costs to be paid by MPC pursuant to this Section 5.4 and the estimated amount paid under the preceding sentence within thirty (30) Days after receipt of ORPL’s invoice or, if appropriate, ORPL shall refund to MPC the excess of the estimate paid by MPC over ORPL’s actual costs as previously described within thirty (30) Days after completion of the restoration.

5.5	If ORPL either (a) refuses or fails to meet with MPC within the period set forth in Section 5.4, (b) refuses to agree to perform a Capacity Restoration or (c) fails to perform its obligations in compliance with the terms of a Capacity Restoration, then MPC may require ORPL to complete a restoration of the affected portion of the Pipeline Segment. Any such restoration required under this Section 5.5 shall be completed by ORPL at MPC’s cost. ORPL shall use commercially reasonable efforts to continue to provide transportation of Product tendered by MPC under the Tariffs while such restoration is being completed. Any work performed by ORPL pursuant to this Section 5.5 shall be performed and completed in a good and workmanlike manner consistent with applicable Product pipeline industry standards and in accordance with all Applicable Laws.

5.6	The services provided by ORPL pursuant to this Agreement shall consist only of transportation pursuant to the Tariffs and ORPL will not be obligated to provide terminalling or tankage facilities at any location or any intermediate interconnection point or truck unloading as part of the services it provides.

5.7	Any liability and measurement of volume losses of Product will be governed by the Tariffs.

6.	Operational Modification, Additional Facilities and Capacity Expansion Requested by MPC

MPC may at any time make a written request to ORPL for an operational modification, including new truck unloading facilities or other facilities and/or a capacity expansion of the Pipeline System (each, an “Operational Modification”), and shall include in such written request the parameters and specifications of the requested Operational Modification. Upon receipt of such a request, ORPL shall promptly evaluate the relevant factors related to such request, including, without limitation: engineering and design criteria, limitations affecting the Operational Modification, cost and financing factors and the effect of the Operational Modification on the overall operation of the Pipeline System. If ORPL determines that such Operational Modification is operationally and commercially feasible, ORPL shall present a proposal to MPC concerning the design and projected costs of such Operational Modification and the manner in which such costs will be recovered from MPC. If ORPL determines the Operational Modification is not commercially or operationally feasible, it shall provide MPC with an explanation of and justification for such determination. If ORPL notifies MPC that the Operational Modification may be commercially and operationally feasible, the Parties shall negotiate in good faith to determine appropriate terms and conditions of MPC’s implementation of such Operational Modification, which shall include, without limitation, the scope and the appropriate timing of such Operational Modification, as well as a reasonable return on capital with respect to such Operational Modification, which may include, without limitation, direct funding of all or part of the costs by MPC, an increase in Tariff Rates and/or an increase in the Quarterly Throughput Commitment.

7.	Suspension of Refinery Operations

7.1	In the event MPC decides to permanently or indefinitely suspend refining operations at its Catlettsburg, Kentucky or its Canton, Ohio refinery for a period that shall continue for at least twelve (12) consecutive months, the Parties will negotiate in good faith an appropriate reduction to the Quarterly Throughput Commitment if the other refinery is remaining in operation. If the Parties are unable to agree on an appropriate reduction to the Quarterly Throughput Commitment, MPC may provide written notice to ORPL of MPC’s intention to suspend operations (the “Suspension Notice”). Such Suspension Notice shall be sent at any time after MPC has publicly announced such suspension of operations and, upon the expiration of the twelve (12) month period following the date such notice is sent (the “Notice Period”), this Agreement shall terminate. If MPC publicly announces, at least two (2) months prior to the expiration of the Notice Period, its intent to resume operations at its Catlettsburg, Kentucky refinery or its Canton, Ohio refinery, as the case may be, then the Suspension Notice shall be deemed revoked and this Agreement shall continue in full force and effect as if such Suspension Notice had never been delivered.

7.2	If refining operations at MPC’s Catlettsburg, Kentucky refinery or MPC’s Canton, Ohio refinery are suspended for any reason (including refinery turnaround operations and other planned maintenance), MPC shall remain liable for Quarterly Deficiency Payments under this Agreement for the duration of such suspension, unless and until this Agreement is terminated as provided in Section 7.1.

7.3	MPC shall provide ORPL with at least thirty (30) Days’ prior written notice of any suspension of operations at its Catlettsburg, Kentucky refinery or its Canton, Ohio refinery due to a planned refinery turnaround or significant scheduled maintenance.

8.	Nominations and Tenders

MPC’s monthly nominations and tenders of Product for shipment through the Pipeline System, and ORPL’s obligation to accept and transport such volumes of Product, shall at all times be subject to the terms and provisions of the Tariffs and the rules and regulations of the FERC. Subject to the FERC’s approval, the Tariffs shall be consistent with the rights and obligations of the Parties under this Agreement.

9.	Regulatory Matters

9.1	In the event that the FERC takes any adverse action with respect to the Tariffs or tariffs that ORPL may file in the future, in each case that negatively affects the rights or obligations of MPC under this Agreement, ORPL shall diligently defend the Tariffs, including appealing any such adverse action. If any such adverse action is not stayed pending appeal, each Party’s obligations under this Agreement shall be suspended until a stay is implemented or a final, non-appealable decision is rendered with respect to such adverse action. If a final, non-appealable decision is ultimately issued by the FERC and confirmed by a court having final authority in the matter that requires ORPL to amend the Tariffs in a manner that is fundamentally contradictory to the provisions of this Agreement, then the Parties shall negotiate in good faith to amend this Agreement to comply with any such judgment and to retain the protections and structures reflected by its current terms to the maximum extent permissible under such judgment. In the event the Parties are unable to reach agreement with respect to such an amendment within a reasonable period of time (which shall not be less than thirty (30) Days) after the issuance of such final judgment, then either Party may terminate this Agreement upon written notice to the other Party.

9.2

MPC hereby agrees: (a) to take all such actions and do all such things as ORPL shall reasonably request in connection with its applications for, and the processing of, any necessary certificates, approvals and authorizations of any applicable Governmental Authorities; (b) at all times to support the Tariffs specified in this Agreement as a rate that MPC has agreed to pay; (c) not directly or indirectly take any action that indicates a lack of support for the Tariffs at the terms agreed to by MPC in this Agreement; and (d) not to file any action, protest, complaint or other action with the FERC with respect to the Tariffs, including any increased rates based on the inflationary index referred to in Section 3.12.

9.3	The Parties acknowledge and agree that ORPL operates the Pipeline System as a common carrier, and MPC’s rights as a shipper on the Pipeline System shall be subject to all Applicable Laws related to common carrier pipelines. The terms and provisions of the Tariffs shall apply to the services provided by ORPL pursuant to this Agreement.

9.4	In carrying out the terms and provisions of this Agreement, the Parties shall comply with all present and future Applicable Laws of any Governmental Authority having jurisdiction.

10.	Confidentiality

10.1	From and after the Effective Date, each Party shall hold, and shall cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, advisors, contractors and other representatives (collectively, “Representatives”) to hold all Confidential Information of the other Party in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information except in connection with its performance or acceptance of services hereunder and shall not release or disclose such Confidential Information to any other Person, except its Representatives. Each Party shall be responsible for any breach of this section by any of its Representatives.

10.2	If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

10.3	Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 10 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 10 and to enforce specifically the terms and provisions of this Section 10. Notwithstanding any other section hereof, the provisions of this Section 10 shall survive the termination of this Agreement.

11.	Assignment; Partnership Change in Control

11.1	Neither Party may assign its rights under this Agreement without prior written consent from the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign its rights under this Agreement to a successor in interest resulting from any merger, reorganization, consolidation or as part of a sale of all or substantially all of its assets. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the successors and assigns of the Parties hereto.

11.2	MPC’s obligations hereunder shall not terminate in connection with a Partnership Change of Control; provided, however, that in the case of any Partnership Change of Control, MPC shall have the option to extend the Term of this Agreement as provided in Section 2. ORPL shall provide MPC with notice of any Partnership Change of Control at least sixty (60) Days prior to the effective date thereof.

11.3	Notwithstanding anything in the foregoing to the contrary, in the event of any change in ownership of the Pipeline System or ORPL, such that MPLX LP, a Delaware limited partnership, does not, directly or indirectly, hold a majority ownership interest in or otherwise control the Pipeline System or its record owners, MPC shall have the right to terminate this Agreement during the sixty (60) Day period following such change in ownership by providing ORPL or its successor a minimum of thirty (30) Days prior written notice.

12.	Representations and Warranties

Each Party to this Agreement represents and warrants to the other that it is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and corporate authority to enter into this Agreement and to carry out the terms and provisions hereof.

13.	Termination and Amendment

13.1	This Agreement may not be terminated, except as expressly provided herein, nor may any of its provisions be amended or waived without prior written consent of both Parties hereto.

13.2	Neither failure nor delay by any Party to exercise any right or remedy of such Party provided herein shall operate as a waiver with respect to a future exercise thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

13.3	In the event of any breach of a term or condition of this Agreement by either Party, the other Party’s remedy shall be limited to the direct damages caused thereby and in no event shall a Party be liable to the other Party for any consequential, special, indirect, punitive, or exemplary damages, howsoever caused.

13.4	Upon termination of this Agreement for reasons other than a default by MPC or any other termination of this Agreement initiated by MPC pursuant to Section 4 or Section 7, MPC shall have the right to require ORPL to enter into a new transportation services agreement with MPC that (a) is consistent with the terms and objectives set forth in this Agreement and (b) has commercial terms that are, in the aggregate, equal to or more favorable to ORPL than fair market value terms that would to by unaffiliated parties negotiating at arm’s length provided; however, that the term of any such new transportation services agreement shall not extend beyond December 31, 2032.

13.5	In the event ORPL proposes to enter into a transportation services agreement with a third party upon the termination of this Agreement for reasons other than a default by MPC or any other termination of this Agreement initiated by MPC pursuant to Section 4 or Section 7, ORPL shall give MPC ninety (90) Days’ prior written notice of any proposed new transportation services agreement with a third party, which notice shall include details of all the material terms and conditions of such proposed transportation services agreement and MPC shall have thirty (30) Days following MPC’s receipt of such written notice (the “First Offer Period”) in which MPC may make a good faith offer to enter into a new transportation services agreement with ORPL (the “Transportation Right of First Refusal”). If MPC makes an offer on terms no less favorable to ORPL than the third-party offer with respect to such transportation services agreement during the First Offer Period, then ORPL shall be obligated to enter into a transportation services agreement with MPC in accordance with Section 13.4. If MPC does not exercise its Transportation Right of First Refusal in the manner set forth above, ORPL may, for the succeeding ninety (90) Days, proceed with the negotiation of such third-party transportation services agreement. If no third-party transportation services agreement is consummated during such ninety (90) Day period, the terms and conditions of this Section 13.5 shall again become effective.

14.	Notices

Any notice, statement, or invoice provided for in this Agreement shall be in writing and shall be considered as having been given if hand carried, facsimiled, emailed, or if mailed by United States mail, postage prepaid, to the following address, respectively:

MPC:

Name:	Marathon Petroleum Company LP
Address:	539 S. Main Street
Findlay, OH 45840
Attention:	General Counsel
Fax:	(419) 421-3124
Email:	jmwilder@marathonpetroleum.com

ORPL:

Name:	Ohio River Pipe Line LLC
Address:	539 S. Main Street
Findlay, OH 45840
Attention:	President
Fax:	(419) 421-3125
Email:	copierson@marathonpetroleum.com

or to such other address as such Party may indicate by a notice delivered in accordance with this Section 14.

15.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio, without recourse to any principles of law governing conflicts of law, that would otherwise require the application of the laws of another jurisdiction.

16.	Severability

In the event any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, or by an empowered government agency, such findings shall not affect the remaining provisions of this Agreement, which are not found to be invalid, illegal or unenforceable, unless such construction would be unreasonable.

17.	Default

17.1	Either Party hereunder shall be in default if such Party: (a) materially breaches any provision of this Agreement and such breach is not cured within fifteen (15) Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party; provided, however, that if such breach is not capable of being cured within fifteen (15) Days but the defaulting Party promptly commences and diligently prosecutes such cure, then such cure period will be extended for up to an additional ninety (90) Days; (b) becomes insolvent, enters voluntary or involuntary bankruptcy or makes an assignment for the benefit of creditors; (c) fails to pay any undisputed sums due hereunder when due.

17.2	If either Party is in default as described above, then the non-defaulting Party may: (a) terminate this Agreement upon notice to the defaulting Party; (b) withhold any payments due to the defaulting Party under this Agreement; (c) suspend the performance of its obligations hereunder; and/or (d) pursue any other remedy at law or in equity.

18.	Waiver of Jury Trial

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

IN WITNESS WHEREOF, ORPL and MPC have caused this Agreement to be duly executed, all as of the date set forth above.

Ohio River Pipe Line LLC

By:	/s/ C. O. Pierson

Name:	C. O. Pierson

Title:	President

Marathon Petroleum Company LP
By: MPC Investment LLC, its General Partner

By:	/s/ G. R. Heminger

Name:	G. R. Heminger

Title:	President and Chief Executive Officer

Exhibit A

[quarterly spreadsheet of throughput as required in Section 3.11]